Exhibit 99.1

Press Release April 10, 2006

6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics To Further Diversify Product Mix by Expanding Capacity at its Columbia City Mill

FORT WAYNE, INDIANA, April 10, 2006– Steel Dynamics, Inc. (NASDAQ:STLD) today announced plans to add additional production capacity at its Columbia City, Indiana mini mill that will allow the plant to produce a higher volume of rail products and add lighter weight structural shapes and merchant bars to its product offerings. The mill’s current primary product is wide-flange beams.

When in full operation, the mill expansion is expected to add capacity of about 600,000 tons per year and bring Columbia City’s finished steel production capacity to about 1.6 million tons per year. About 150 new jobs will be added to the mill’s current workforce of 400 employees. Construction is expected to begin this spring and to take about 18 months to complete, with the first shipments expected in the second half of 2007. The cost of the project is estimated to be about $200 million.

“We believe this project represents a great opportunity to continue to grow volume and earnings at Columbia City,” said Keith Busse, President and CEO of Steel Dynamics. “This is a very cost-effective investment, all of which we expect to be able to finance from operating cash flow over the construction period. While this investment will expand the capacity of the Columbia City facility, we are not appreciably increasing production capacity for wide-flange beams, but are further diversifying the mill allowing us to produce new structural shapes while at the same time increasing the time available on the existing mill for the production of high quality rail.

 “We have made excellent progress in the structural steel business since we began shipping wide-flange beams in 2002. Recent strength in non-residential construction has led to a record order backlog at Columbia City and has resulted in current production and shipping rates of nearly one million tons per year,” Busse said.

The new project will include modifications to the existing caster to permit a higher volume of beam-blank and bloom production, an additional reheat furnace, and a second rolling mill with associated material handling systems. The mill’s current melt shop is more than adequate to meet the added hot-metal requirements of the new rolling mill. The cost of adding rolling capacity at Columbia City is significantly less than the cost of building a separate stand-alone facility to make these products.

Dick Teets, Vice President and General Manager of the company’s Structural and Rail Division, said, “The additional rolling mill will permit us to achieve operational efficiencies and cost savings by balancing production between the existing rolling mill and the new rolling mill. We are very excited about this project’s potential to allow us to produce a higher volume of rail products and become a major producer serving this important segment of the North American steel market. This project is a natural progression in the continued development of our Columbia City facility and the growth of SDI’s steel business. Increasing the mill’s output capacity by more than 50 percent will serve to compress our unit costs and allow us to achieve a greater operating profit per ton than would otherwise be possible.”

“In addition to rail, we will be able to provide new light structural products currently purchased by many of our existing structural steel service center and fabricating customers. Currently, the smallest beams we are able to produce are 6-inch. We expect that our ability to produce lighter structural products will allow us to serve new Midwest OEM customers, such as manufacturers of recreational vehicles, mobile and modular homes, and truck trailers. In addition, New Millennium Building Systems, our wholly owned steel-fabricating subsidiary which uses steel angles to produce joists and girders, can take advantage of the internal supply of these products,” Teets continued.

The Indiana Department of Environmental Management has approved modifications to the mill’s Air Permit that will allow construction of the mill expansion to begin immediately. This permit allows SDI to operate both of the existing electric-arc furnaces simultaneously and to construct and operate a second reheat furnace to serve the new rolling mill.

Steel Dynamics’ Structural and Rail Division is based at Columbia City, Indiana. Initial construction of the structural and rail mill began in the spring of 2001 and the mill’s first shipments of structural steel were made in July 2002. In 2005, the mill shipped 827,000 tons of steel. The Division supplies wide-flange beams in a variety of standard lengths and weights with web heights from 6 to 36 inches.

The mill’s rail production capabilities will include the production of long rails (240-foot and 320-foot) and the welding of these rails into quarter-mile strings at a rail welding facility that is currently under construction. Late in 2004 the Division made its first shipments of industrial-grade steel rails. By mid-2006, the company expects to begin shipment of standard rails to one or more of North America’s Class I railroads and, later, to produce premium (head-hardened) rails. Ultimately, Steel Dynamics expects to supply approximately 300,000 tons of rail per year to U.S. and Canadian railways.

Forward Looking Statements

This press release contains predictive statements about future events, including statements related to future shipments, sales and earnings of the company, the company’s successful completion of new construction, the acquisition and installation of new equipment, the production and marketing of new products, the effective operation of production facilities, and future financial benefits to the company as a result of operating these facilities and selling these products. These statements are intended as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from current expectations.

The company refers you to a detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in Steel Dynamics’ December 31, 2005 Annual Report on Form 10-K under the “Forward Looking Statements” heading and in the section on “Risk Factors,” as well as in other reports which the company from time to time files with the Securities and Exchange Commission. These reports are available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact: Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-359
f.warner@steeldynamics.com